Exhibit 99.1

Optimer Pharmaceuticals Reports Second Quarter 2007 Financial Results

SAN DIEGO, Calif. – August 9, 2007 - Optimer Pharmaceuticals, Inc. (NASDAQ: OPTR) today announced financial results for the second quarter ended June 30, 2007.

Optimer reported a net loss allocable to common stockholders for the second quarter of 2007 of $8.1 million or, $0.35 per common share, as compared to a net loss of $3.8 million, or $1.53 per common share, for the comparable quarter in 2006.  The increase of $4.3 million was due primarily to an increase in clinical development expenses of $3.4 million for the advancement of Optimer’s OPT-80 and Prulifloxacin clinical trials. For the six months ended June 30, 2007, Optimer reported a net loss allocable to common stockholders of $32.6 million, or $1.75 per share, as compared to a net loss of $5.9 million, or $2.37 per share, for the comparable six month period in 2006.  The increase of $26.7 million was due primarily to a $20.0 million payment to Par Pharmaceutical, Inc., or Par, to reacquire the North American rights to OPT-80.

As of June 30, 2007, Optimer held cash, cash equivalents and short-term investments of $38.1 million.

“We continue to advance OPT-80, for the treatment of CDAD, and Prulifloxacin, for traveler’s diarrhea, each in two pivotal Phase 3 clinical trials,” said Michael N. Chang, Ph.D., Optimer’s President and Chief Executive Officer.  “The increase in our R&D expenses is indicative of the Company’s late-stage development.  We remain on track to conclude the OPT-80 Phase 3 program in 2008, as well as our Prulifloxacin Phase 3 program for traveler’s diarrhea in late 2007.”

Financial Results

Revenue for the second quarter of 2007 was $211,000 compared to $217,000 for the second quarter of 2006. Revenue in the first half of 2007 was $357,000 compared to $638,000 in the first half of 2006.  The decrease of $281,000, or 44%, in the first half of 2007 compared to the first half of 2006 was due to a decrease in revenue from National Institute of Health grants and the conclusion of a development and license agreement.

Research and development expenses in the second quarter of 2007 were $7.0 million compared to $3.6 million in the second quarter of 2006.  Research and development expenses in the first half of 2007 were $30.5 million compared to $5.7 million in the first half of 2006.  Research and development expenses for the six months ended June 30, 2007 increased compared to the same period in 2006 primarily due to a $20.0 million payment to Par to reacquire the North American rights to OPT-80, the advancement on Optimer’s clinical trials for Prulifloxacin and OPT-80, including the May 2007 initiation of the second pivotal Phase 3 trial for OPT-80, and the purchase of $1.9 million of OPT-80 clinical supply material and active pharmaceutical ingredient.

Marketing expenses in the second quarter and first half of 2007 were $299,000 and $851,000, respectively.  Optimer did not incur any marketing expenses during the second quarter and the first half of 2006.  The expenses in the second quarter and first half of 2007 were attributable to salaries and pre-launch activities which include medical education, scientific conferences, and public relations.

General and administrative expenses for the second quarter of 2007 were $1.5 million compared to $672,000 in the second quarter of 2006. General and administrative expenses for the six months ended June 30, 2007 and 2006 were $2.6 million and $1.3 million, respectively.  The increase of $1.3 million in the first half of 2007 compared to the first half of 2006 was due to higher legal expenses, insurance expenses and compensation expenses, including $333,000 of stock-based compensation expense.

Interest income and other, net, in the second quarter of 2007 was $495,000 compared to $358,000 in the second quarter of 2006. Net interest income and other for the six months ended June 30, 2007 and 2006 was $938,000 and $649,000, respectively.  The increase in the second quarter and first half of 2007 compared to the second quarter and first half of 2006 was primarily due to higher cash and short-term investment balances as a result of Optimer’s initial public offering which closed on February 14, 2007.

Upcoming Conferences

Optimer is currently scheduled to present at the following investment and scientific conferences through October 2007:

•                  NewsMakers in the Biotech Industry Conference, September 6, 2007, New York, NY

•                  Interscience Conference on Antimicrobial Agents and Chemotherapy (ICAAC), September 17-20, Chicago, IL

•                  UBS Global Life Sciences Conference, September 24-27, 2007, New York, NY

The company will also be sponsoring a symposium focused on the diagnostic and treatment challenges of Clostridium difficile-associated diarrhea (CDAD), a severe form of hospital-acquired diarrhea.  The symposium will be held on October 4-7, 2007 during the Infectious Diseases Society of America (IDSA) conference in San Diego, CA.

About Optimer Pharmaceuticals

Optimer Pharmaceuticals is a biopharmaceutical company focused on discovering, developing and commercializing innovative anti-infective products for the treatment of serious infections. Optimer currently has two late-stage anti-infective product candidates.  OPT-80 is being developed for the treatment of Clostridium difficile-associated diarrhea, the most common hospital-acquired diarrhea.  Prulifloxacin is an antibiotic currently in two Phase 3 trials for the treatment of travelers’ diarrhea, a form of infectious diarrhea. Additional information regarding Optimer can be found at http://www.optimerpharma.com.

Forward-looking Statements

Statements included in this press release that are not a description of historical facts are forward-looking statements, including without limitation all statements related to OPT-80, Prulifloxacin, CDAD, anticipated research and development expenses, and the timing of clinical trials and anticipated results and regulatory activities. Words such as “believes,” “anticipates,” “plans,” “expects,” “intend,” “will,” “goal” and similar expressions are intended to identify forward-looking statements. The inclusion of forward-looking statements should not be regarded as a representation by Optimer that any of its plans will be achieved. Actual results may differ materially from those set forth in this release due to the risks and uncertainties inherent in Optimer’s business including, without limitation, risks relating to: the timing, progress and likelihood of success of its product research and development programs, the timing and status of its preclinical and clinical development of potential drugs and other risks detailed in Optimer’s filings with the Securities and Exchange Commission.

Contacts

Optimer Pharmaceuticals, Inc.

John Prunty, CFO & VP, Finance

Christina Donaghy, Media Relations

858-909-0736

WeissComm Partners

Aline B. Schimmel

212-301-7218

Optimer Pharmaceuticals, Inc.

Consolidated Statements of Operations

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006

Revenues:
Research grants	$51,002	$178,113	$197,300	$382,172
Collaborative research agreements	160,000	39,163	160,000	256,326
Total revenues	211,002	217,276	357,300	638,498
Operating expenses:
Research and development	7,022,093	3,625,701	30,468,360	5,723,686
Marketing	299,071	—	851,068	—
General and administrative	1,513,175	672,057	2,607,643	1,291,176
Total operating expenses	8,834,339	4,297,758	33,927,071	7,014,862
Loss from operations	(8,623,337)	(4,080,482)	(33,569,771)	(6,376,364)
Interest income and other, net	495,280	358,002	937,501	649,275
Net loss	(8,128,057)	(3,722,480)	(32,632,270)	(5,727,089)
Accretion to redemption amount of redeemable convertible preferred stock	—	(82,302)	—	(164,604)
Net loss allocable to common stockholders	$(8,128,057)	$(3,804,782)	$(32,632,270)	$(5,891,693)

Basic and diluted net loss per share attributable to common stockholders	$(0.35)	$(1.53)	$(1.75)	$(2.37)
Shares used to compute basic and diluted net loss per share attributable to common stockholders	23,136,754	2,517,314	18,613,135	2,481,765

Optimer Pharmaceuticals, Inc.

Condensed Consolidated Balance Sheets

	June 30, 2007	December 31, 2006
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$14,795,570	$6,122,438
Short-term investments	23,256,272	15,218,860
Prepaid expenses and other current assets	742,757	1,712,564
Total current assets	38,794,599	23,053,862
Property and equipment, net	779,258	744,564
Other assets	302,257	315,490
Total assets	$39,876,114	$24,113,916

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,444,033	$1,753,394
Accrued expenses	5,272,100	3,310,199
Total current liabilities	7,716,133	5,063,593
Deferred rent	288,147	292,384
Commitments and contingencies	—	—
Redeemable preferred stock	—	65,461,166
Stockholders’ equity (deficit)	31,871,834	(46,703,227)
Total liabilities and stockholders’ equity	$39,876,114	$24,113,916